Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

PLAYERS TOUR INC.,

GREENS WORLDWIDE INCORPORATED,

TEXAS SPORTS GROUP, INC.,

AND

GARY M. DESERRANO

AND

KATHY J. DESERRANO

Dated as of August 31, 2006

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made as of August 31, 2006, by and among PLAYERS TOUR INC., a Delaware corporation (the “Subsidiary” or the “Surviving Corporation”), a wholly owned subsidiary of GREENS WORLDWIDE INCORPORATED, an Arizona corporation (“GRWW”), TEXAS SPORTS GROUP, INC., a Texas corporation d/b/a Tight Lies Tour, Lone Star Golf Tour, and Cadillac Senior Series (the “Company”), GARY M. DESERRANO, the sole shareholder of the Company, and his wife, KATHY J. DESERRANO (Gary M. De Serrano and Kathy J. DeSerrano are referred to, together, as the “Company Shareholder”) (the Subsidiary, GRWW, Company, and Company Shareholder, are referred to, collectively, as the “Parties” and individually, as a “Party”).

R E C I T A L S

WHEREAS, the Company Shareholder has owned and operated the Company since 1998;

WHEREAS, GRWW is a public company whose stock is traded on the OTCBB (defined below);

WHEREAS, GRWW desires to acquire the Company in a tax-free reorganization under the Internal Revenue Code;

WHEREAS, GRWW, the Company, and the Company Shareholder entered into that certain Memorandum of Agreement, dated August 2, 2006, to memorialize their desires to enter into the Merger (defined below);

WHEREAS, GRWW created and established the Subsidiary for the purpose of the consummating the Merger;

WHEREAS, the Parties to this Agreement contemplate a tax-free merger of the Company with and into the Subsidiary in a reorganization pursuant to Code Section 368(a), with the Subsidiary being the surviving entity;

WHEREAS, the Company Shareholder will receive GRWW Common Stock and other consideration for the Company Common Stock (defined below);

NOW, THEREFORE, in consideration of the premises and mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties covenant and agree as follows:

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A G R E E M E N T

ARTICLE I

DEFINITIONS

1.1          General Definitions. Unless otherwise stated in this Agreement, the following terms will have the following meanings:

(a)           “Affiliate”: Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

(b)	“Best Knowledge”: Actual knowledge without independent investigation.
(c)	“Closing”: As defined in Section 9.1.
(d)	“Closing Balance Sheet”: As defined in Subsection 4.1(x).

(e)           “Code”: The Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of subsequent superceding federal revenue laws.

(f)           “Company”: Texas Sports Group, Inc., a Texas corporation d/b/a Tight Lies Tour, Lone Star Golf Tour, and Cadillac Seniors Series.

(g)           “Company Common Stock”: The one thousand (1,000) shares of common stock, no par value per share, of the Company, which shares represent all of the issued and outstanding shares of capital stock of the Company.

(h)          “Company/Company Shareholder Indemnitees”: As defined in Section 10.2.

(i)	“Consideration”: As defined in Section 2.3.

(j)            “Disclosure Schedules”: All of the Disclosure Schedules attached to this Agreement and delivered by the Company Shareholder to the Subsidiary and GRWW prior to the date of this Agreement which are incorporated by reference to the Section of this Agreement to which each such schedule relates. The disclosure of an item in a Disclosure Schedule or under a heading in a Disclosure Schedule corresponding to that particular section or subsection of this Agreement will not be deemed a disclosure under (i) any other item of such Disclosure Schedule, (ii) any other Disclosure Schedules or (iii) any other section or subsection thereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the schedules in relation to a specifically identified representation or warranty), those in this Agreement will control.

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(k)          “Employee Benefit Plan(s)”: Any “employee benefit plan(s),” as such term is defined in ERISA Section 3(3).

(l)            “Employment Agreements”: The Employment Agreements in the forms attached as “Exhibit C” to this Agreement.

(m)         “ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

(n)	“Exchange Act”: The Securities and Exchange Act of 1934, as amended.
(o)	“Financial Statements”: As defined in Subsection 4.1(x).

(p)          “GAAP”: United States generally accepted accounting principles as in effect from time to time and consistently applied.

(q)          “Governmental Body”: Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority, or instrumentality, domestic or foreign.

(r)	“GRWW”: Greens Worldwide Incorporated, an Arizona corporation.

(s)           “GRWW Common Stock”: The unregistered voting common stock, no par value per share, of GRWW, with the certificates representing such stock containing a restrictive legend with respect to the requirements for the transfer by the Company Shareholder.

(t)	“GRWW/Subsidiary Indemnitee(s)”: As defined in Section 10.3.
(u)	“Indemnification Claim”: As defined in Section 10.4.
(v)	“Indemnification Notice”: As defined in Section 10.4.
(w)	“Indemnitor”: As defined in Section 10.4.

(x)           “Intellectual Property”: All domestic and foreign patents, patent applications, registered trademarks, and service marks owned by the Company.

(y)           “Liabilities” or “Liability”: All claims, liabilities, debts, indebtedness and obligations, whether asserted or unasserted, absolute, liquidated, contingent, accrued, or otherwise.

(z)           “Lien”: All mortgages, deeds of trust, claims, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions, and other encumbrances of any kind.

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(aa)        “Material Adverse Effect”: Any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities, or prospects (whether or not the result thereof would be covered by insurance) that will or can reasonably be expected to result in a cost, expense, charge, Liability, loss of revenue, or diminution in value equal to or greater than $10,000.00, in the case of the Company, or $100,000.00, in the case of GRWW or the Subsidiary.

(bb)        “Merger”: The merger of the Company with and into the Subsidiary in a transaction qualifying as a tax-free reorganization under Code Section 368(a).

(cc)         “Operative Documents”: All agreements, instruments, documents, schedules, exhibits, and certificates executed and delivered by or on behalf of the Company Shareholder, the Company, or the Subsidiary, or USPGT, at or before Closing pursuant to this Agreement.

(dd)        “Order”: Any order, writ, injunction, decree, judgment, award, or determination of any Governmental Body.

(ee)         “OTCBB”: The Over The Counter Bulletin Board automated quotation service operated by NASDAQ.

(ff)          “Permits”: All permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses, and other rights of every kind and character (i) under any (1) federal, state, local, or foreign statute, ordinance, or regulation, (2) Order or (3) contract with any Governmental Body or (ii) granted by any Governmental Body.

(gg)        “Person”: An individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Body, or other entity or group.

(hh)        “Proceeding”: Any action, order, claim, suit, proceeding, litigation, investigation, inquiry, review, or notice.

(ii)          “Promissory Note”: The Promissory Note in the form attached as “Exhibit A” to this Agreement.

(jj)          “S Corporation”: A partnership, limited liability company, corporation, or association that has elected to be taxed as a sub-chapter S Corporation pursuant to Code Section 1361 and Code Section 1362.

(kk)	“Securities Act”: Securities Act of 1933, as amended.
(ll)	“Subsidiary”: Players Tour, Inc., a Delaware corporation.
(mm)	“Surviving Corporation”: As defined in Section 2.1.

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(nn)        “Tax” or “Taxes”: Unless otherwise provided in Article VII, any federal, state, local or foreign income, sales, excise, real or personal property, or other taxes, assessments, fees, levies, imposts, duties, deductions, or other charges of any nature whatsoever (including, without limitation, interest and penalties) imposed by any law, rule, or regulation. “Tax Returns”: Any return, report, or other document that is required to be filed with regard to any Taxes.

(oo)	“Third Party Consents”: As defined in Section 6.4.

(pp)        “Threatened”: Any matter or thing will be deemed to have been “Threatened” when used in this Agreement with respect to any party if that party has received notice, in writing, from the Person to whom the threat is attributable, or such Person’s agents, which makes specific reference to and clearly identifies the matter or thing being threatened.

(qq)	“Threshold Amount”: As defined in Section 10.5(a).

(rr)         “Transaction” or “Transactions”: The exchange of the Company Common Stock for the Consideration and the performance of the other covenants and transactions described in this Agreement.

(ss)         “Treasury Regulation(s)”: The Income Tax Regulation(s) promulgated under the Code, as such regulation(s) may be amended from time to time (including corresponding provisions of succeeding regulations and including temporary, but not proposed, regulations).

(tt)	“USPGT”: US Pro Golf Tour, Inc., a Delaware corporation.

(uu)        “Warrant Agreement”: The Warrant Agreement in the form attached as “Exhibit B” to this Agreement.

1.2          Other Definitions. Other terms defined elsewhere in this Agreement will have the meanings ascribed to such terms elsewhere in this Agreement.

ARTICLE II

MERGER

2.1          Terms of Merger. On and subject to the terms and conditions of this Agreement, the Company will merge with and into the Subsidiary at Closing and the Subsidiary will be the corporation surviving the Merger (the “Surviving Corporation”) and will continue its corporate existence under the laws of the State of Delaware. The Surviving Corporation shall possess all of the rights, privileges, immunities, powers, franchises, and authority, whether of a public or of a private nature, and be subject to all restrictions, disabilities, and duties of each of the constituent corporations, and all the rights, privileges, immunities, powers, franchises, and authority of each of the constituent corporations, and all assets and property of every description, real, personal, and mixed, and every interest

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therein, wherever located, and all debts or other obligations belonging or due to either of the constituent corporations on whatever account, as well as stock subscriptions and all other choses in action or every other interest of or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers, franchises, and authority, and all other interests, shall be thereafter as effectually the property of the Surviving Corporation as they were of the constituent corporations; but all rights of creditors and all Liens upon any property of either of the constituent corporations shall be preserved unimpaired, and the Surviving Corporation shall be liable for the obligations of each of the constituent corporations and any claim existing, or action or proceeding pending, by or against either of the constituent corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

(a)          The Effective Date. The Certificate of Merger will be filed with and recorded by both the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas at Closing and the Merger will become effective on the date and at the time the Certificate of Merger is filed and recorded with the Secretary of State of the State of Delaware (the “Effective Date”).

(b)          Effect of Merger. In accordance with the applicable laws of the State of Delaware and upon the Effective Date:

(i)           Separate Existence. The separate existence of the Company will cease, and the Subsidiary, as the surviving corporation in the Merger, will continue its corporate existence under the laws of the State of Delaware.

(ii)          S Corporation Status. The Company’s status as an S Corporation will continue up to and including the day before Closing and will terminate on Closing, such that Surviving Corporation will not be taxed as an S Corporation upon consummation of the Merger.

(iii)        Required Action. The Surviving Corporation may, at any time after the Effective Date, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Surviving Corporation in order to carry out and effectuate the Transactions contemplated by this Agreement.

(iv)         Certificate of Incorporation. The Certificate of Incorporation of the Subsidiary in effect at and as of the Effective Date will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

(v)          Bylaws. The Bylaws of the Subsidiary in effect at and as of the Effective Date will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

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(vi)         Officers and Directors. The directors and officers of the Company in office at and until the Effective Date will remain the directors and officers of the Surviving Corporation until the Effective Date.

2.2          Consideration. At Closing, subject to the terms and conditions of this Agreement and in consideration of the Merger, GRWW and the Surviving Corporation will deliver to the Company Shareholder the following:

(a)	Cash and Stock Due at Closing.

(i)            Cash Payment. The sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) in immediately negotiable funds.

(ii)	Stock Payment. A stock certificate representing the lesser of:

(1)          that number of shares of GRWW Common Stock with a total value of Nine Hundred Thousand and No/100 Dollars ($900,000.00) and with the number of shares to be determined by dividing the average closing price of GRWW Common Stock as reported on the OTCBB for the ten (10) business days immediately prior to Closing into $900,000.00; or

(2)          One Million Six Hundred Forty-Five Thousand Three Hundred Thirty-Eight (1,645,338) shares of GRWW Common Stock.

(b)          Promissory Note. A Promissory Note, in the form attached to this Agreement as “Exhibit A,” with the total principal sum being $675,000.00 payable to the Company Shareholder on June 30, 2007, as follows:

(i)           Cash Payment. The sum of Seventy Five Thousand and No/100 Dollars ($75,000.00) cash; and

(ii)          Stock Payment. A stock certificate representing that number of shares of GRWW Common Stock with a total value of Six Hundred Thousand and No/100 Dollars ($600,000.00) and with the number of shares to be determined by dividing the average closing price of GRWW Common Stock as reported on the OTCBB for the ten (10) business days immediately prior to June 30, 2007, or such other date of prepayment, if prepaid, into the sum of $600,000.00.

(c)           Warrants. A Warrant Agreement in the form attached to this Agreement as “Exhibit B” representing the right to acquire 300,000 shares of GRWW Common Stock, as follows:

(i)            2006 Warrant A. The 2006 Warrant A Certificate will entitle the registered owner thereof to purchase up to 100,000 fully paid and nonassessable shares of GRWW Common Stock at a purchase price of $0.12 per share (the

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“2006 A Exercise Price”) at any time after the date of this Agreement and on and before 5:00 p.m. Central Time on December 31, 2006 (the “2006 A Expiration Date”), upon surrender to GRWW, or its duly authorized agent, of the Warrant Certificate, with the form of election to purchase duly filled in and signed, and upon payment to GRWW of the 2006 A Exercise Price for the number of shares in respect of which the 2006 Warrant A Certificate is being exercised.

(ii)          2006 Warrant B. The 2006 Warrant B Certificate will entitle the registered owner thereof to purchase up to 50,000 fully paid and nonassessable shares of GRWW Common Stock at a purchase price of $0.50 per share (the “2006 B Exercise Price”) at any time after the date of this Agreement and on and before 5:00 p.m. Central Time on December 31, 2006 (the “2006 B Expiration Date”), upon surrender to GRWW, or its duly authorized agent, of the Warrant Certificate, with the form of election to purchase duly filled in and signed, and upon payment to GRWW of the 2006 B Exercise Price for the number of shares in respect of which the 2006 Warrant B Certificate is being exercised.

(iii)        2007 Warrant. The 2007 Warrant Certificate will entitle the registered owner thereof to purchase up to 50,000 fully paid and nonassessable shares of GRWW Common Stock at a purchase price of $0.75 per share (the “2007 Exercise Price”) at any time after the date of this Agreement and on and before 5:00 p.m. Central Time on December 31, 2007 (the “2007 Expiration Date”), upon surrender to GRWW, or its duly authorized agent, of the Warrant Certificate, with the form of election to purchase duly filled in and signed, and upon payment to GRWW of the 2007 Exercise Price for the number of shares in respect of which the 2007 Warrant Certificate is being exercised.

(iv)         2008 Warrant. The 2008 Warrant Certificate entitles the registered owner thereof to purchase up to 50,000 fully paid and nonassessable shares of GRWW Common Stock at a purchase price of $1.00 per share (the “2008 Exercise Price”) at any time after the date of this Agreement and on and before 5:00 p.m. Central Time on December 31, 2008 (the “2008 Expiration Date”), upon surrender to GRWW, or its duly authorized agent, of the Warrant Certificate, with the form of election to purchase duly filled in and signed, and upon payment to GRWW of the 2008 Exercise Price for the number of shares in respect of which the 2008 Warrant Certificate is being exercised.

(v)          2009 Warrant. The 2009 Warrant Certificate entitles the registered owner thereof to purchase up to 50,000 fully paid and nonassessable shares of GRWW Common Stock at a purchase price of $1.50 per share (the “2009 Exercise Price”) at any time after the date of this Agreement and on and before 5:00 p.m. Central Time on December 31, 2009 (the “2009 Expiration Date”), upon surrender to GRWW, or its duly authorized agent, of the Warrant Certificate, with the form of election to purchase duly filled in and signed, and

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upon payment to GRWW of the 2009 Exercise Price for the number of shares in respect of which the 2009 Warrant Certificate is being exercised.

2.3          Total Consideration. The Subsidiary, GRWW, the Company, and the Company Shareholder each acknowledge and agree that the consideration described in Section 2.2, and the assumption by the Subsidiary by operation of law of the Company’s liabilities described in the Closing Balance Sheet, is the exclusive consideration for the Merger (the “Consideration”).

2.4          Conversion of Company Common Stock. As of the Effective Date, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Date, and all rights in respect thereof, will cease to exist and be converted into (a) the right to receive the shares of GRWW Common Stock as set forth in Paragraphs 2.2(a)(ii) and 2.2(b)(ii) and (b) the warrants to purchase the shares of GRWW Common Stock set forth in Subsection 2.2(c) and each share of the Company Common Stock will be canceled, all in accordance with this Agreement.

ARTICLE III

EMPLOYMENT AGREEMENTS

3.1         Employment Agreements. At Closing, Gary M. DeSerrano and Kathy J. DeSerrano will each be granted various Employment Agreements with the Subsidiary and USPGT in the forms attached to this Agreement as “Exhibit C.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

COMPANY AND COMPANY SHAREHOLDER

4.1          Representations and Warranties. The Company Shareholder and the Company represent and warrant to the Surviving Corporation that the statements contained in this Section 4.1 are true and complete as of the date of this Agreement and will be true and complete through Closing, regardless of what investigations, if any, GRWW and (or) the Surviving Corporation will have made prior to the date of this Agreement or prior to Closing:

(a)           Organization; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite power and authority to own and use all of the properties and assets it now owns and uses and to carry on the businesses in which it is engaged.

(b)	Capitalization.

(i)            The authorized capital stock of the Company consists solely of one million (1,000,000) shares of common stock, no par value per share, of which one thousand (1,000) shares are issued and outstanding. As of the date of this Agreement, the shares of the Company Common Stock are the only shares of capital stock of the Company issued and outstanding. All such issued and outstanding shares of the Company Common Stock have been duly authorized and validly

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issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of the Company, pursuant to which the Company is or may become obligated to issue or exchange any share of capital stock. There is not now nor has there ever been any Person who holds shares of capital stock of the Company other than Gary M. DeSerrano.

(ii)          There is no outstanding subscription, option, warrant, call, right, agreement, or commitment (including any right of conversion or exchange under any outstanding security or other instrument) entitling any person to purchase or otherwise acquire from the Company Shareholder or the Company any capital stock of the Company or any security convertible into or exchangeable therefor, or any other right to acquire, any capital stock of the Company or relating to the issuance, sale, delivery or transfer of the Company Common Stock by the Company Shareholder or the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any of its outstanding capital stock or to repurchase, redeem, or otherwise acquire any of its outstanding capital stock.

(c)           Continuity of Business Enterprise. The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(d)          Authority Relative to this Agreement. The Company and the Company Shareholder have full power and authority (corporate and otherwise) to execute, deliver, and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which each of them is a party) and to consummate the Transactions. The execution and delivery by the Company Shareholder and the Company of this Agreement and the Operative Documents, and the consummation of the Transactions, have been duly and validly authorized by the Company and the Company Shareholder and no other actions on the part of the Company and the Company Shareholder are necessary with respect thereto. This Agreement and the Operative Documents have been duly and validly executed and delivered by the Company and the Company Shareholder, and constitute the legal, valid and binding obligations of the Company Shareholder and the Company, enforceable against them in accordance with its terms. The Company will take all corporate action that is necessary for the Company to complete the Transactions pursuant to this Agreement.

(e)           Consents and Approvals. Prior to Closing, the Company and the Company Shareholder have executed, delivered, and obtained all consents, approvals, orders, and authorizations of, action by or in respect of this Agreement, the Operative Documents, and the consummation of the Transactions, each of which are listed on Schedule 4.1(e).

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(f)           Powers of Attorney. To the Best Knowledge of the Company and the Company Shareholder, there are no outstanding powers of attorney executed on behalf of the Company.

(g)           No Violations. To the Best Knowledge of the Company Shareholder, as well as any director of officer of the Company, the execution, delivery, and performance of this Agreement and the Operative Documents by the Company Shareholder and the Company, the consummation by the Company Shareholder and the Company of the Transactions and compliance by the Company Shareholder and the Company with the provisions of this Agreement does not and will not: (i) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) result in the creation or imposition of any Lien on any of the property of the Company Shareholder or the Company, (iv) violate any constitution, statute, rule, regulation, or Order applicable to the Company Shareholder or the Company, or (v) violate any territorial restriction on the Company or the Company Shareholder or any non-competition or similar arrangement.

(h)          Compliance with Laws. To the Best Knowledge of the Company and the Company Shareholder, the Company has complied with and is in compliance with all federal, state, local, and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to the Company or any of its properties, assets, operations, and businesses.

(i)            Investigation or Litigation. To the Best Knowledge of the Company and the Company Shareholder there is no Proceeding pending, Threatened against, relating to, or affecting the Company and the Company is not subject to any currently existing Proceeding by any Governmental Body.

(j)            No Brokers. Neither the Company nor the Company Shareholder has employed any broker, agent, or finder or incurred any Liability for any brokerage fees, commissions, or finders’ fees in connection with the Transactions.

(k)          Transfer of and Title to Company Common Stock. The Company Shareholder has good and marketable title to all shares of the Company Common Stock and is the sole record and beneficial owner the Company Common Stock.

(l)            Title to Tangible Personal Property. Schedule 4.1(l) lists all of the material tangible personal property owned by the Company and used in the ordinary course of the Company’s business. The Company has good and marketable title to the material tangible personal property listed on Schedule 4.1(l).

(m)         Leases of Personal Property. Schedule 4.1(m) lists all personal property leases to which the Company is a party (as lessee or lessor). The Company is in good standing with regard to the personal property leases listed on Schedule 4.1(m).

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(n)          Real Property. The Company does not own any interest, including any leasehold interest, in any real property and does not have any option, right of first offer, or right of first refusal to purchase or otherwise acquire any interest, including any leasehold interest, in real property.

(o)           Tournaments. Schedule 4.1(o) lists all of the tournaments organized and operated by the Company as of the date of this Agreement.

(p)          Contracts and Oral Commitments. Schedule 4.1(p) lists all contracts and agreements (or summaries of all oral commitments) to which the Company is a party.

(q)          Bank Accounts and Credit Cards. Schedule 4.1(q) lists the name and address of all banks in which the Company has an account and all credit cards obtained by the Company, the number of any such account or credit card and the names of all persons authorized to draw thereon or to have access thereto.

(r)           Intellectual Property. The operation of the Company, in the ordinary course and as presently conducted, requires no Intellectual Property owned or registered by the Company. The operation of the Company, does however, require the use of the name “Tight Lies Tour,” which name is related to certain Intellectual Property initially registered with the United States Patent and Trademark Office by Adams Golf, Inc., (and (or) Adams Golf IP, Ltd. and (or) Adams Golf IP, L.P., collectively, with Adams Golf, Inc., referred to as “Adams Golf”), as set forth on Schedule 4.1(r). The Company currently has an oral agreement with Adams Golf, whereby Adams Golf permits the Company to use name “Tight Lies Tour” in connection with the business of the Company without any claim against the Company during the remainder of the 2006 calendar year and during the 2007 calendar year, renewable thereafter annually in the sole discretion of Adams Golf, (the “Oral Agreement”). The Oral Agreement between the Company and Adams Golf is also referred to in Schedule 4.1(r). To the Best Knowledge of Company and Company Shareholder, neither the execution of this Agreement and the Operative Documents nor the consummation of the Transactions will materially alter or materially impair the rights of the Subsidiary under the Oral Agreement between the Company and Adams Golf, to use the name “Tight Lies Tour,” as it relates to the Intellectual Property owned by Adams Golf and listed on Schedule 4.1(r).

(s)           Insurance. Schedule 4.1(s) list all insurance polices maintained by the Company, including, without limitation, insurance providing benefits for employees. To the Best Knowledge of Company and Company Shareholder, all such insurance policies are in full force and effect, all insurance premiums have been timely paid as of the date of this Agreement, and no such policy will be canceled prior to Closing.

(t)           Permits. Schedule 4.1(t) lists all of the Permits obtained and held by the Company.

(u)          Corporate Name; Trade/Assumed Names. Schedule 4.1(u) lists the name of the Company and all of the trade/assumed names used by the Company in the ordinary

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course of its business. To the Best Knowledge of the Company and the Company Shareholder, the Subsidiary will have the full right to use the name of the Company in the conduct of business in its ordinary course. Further, to the Best Knowledge of the Company and the Company Shareholder, the Subsidiary will have the right to use each of the trade/assumed names, subject to the Oral Agreement with Adams Golf regarding the trade name “Tight Lies Tour.”

(v)           Employee Matters. Schedule 4.1(v) contains a list of the names and current compensation of all salaried employees of the Company and of all other contract labor working for the Company that are expected to be hired by the Subsidiary.

(w)         Employee Benefit Plan(s). Schedule 4.1(w) lists all Employee Benefit Plans that the Company maintains or to which the Company contributes. To the Best Knowledge of the Company and the Company Shareholder, each such Employee Benefit Plan, and the related trust, insurance contract, or fund) has been maintained, funded, and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code and all contributions, including all employer contributions and employee salary reduction contributions, that are due have been made to each such Employee Benefit Plan.

(x)           Financial Statements. Attached to Schedule 4.1(x) are copies of the balance sheet of the Company (the “Closing Balance Sheet”) and the related statements of income, and changes in shareholder’s equity and net worth for the year to date ending on August 30, 2006 (the “Financial Statements”) made available by the Company to the Subsidiary. The Financial Statements are complete and correct, have been prepared in conformity with GAAP, and present fairly the financial position of the Company at the respective dates indicated.

(y)           Books and Records. The minute books and other corporate records of the Company, have been made available to GRWW and the Subsidiary and their representatives prior to Closing, constitute all of the minute books and other corporate records of the Company.

(z)           Disclosure. The Company Shareholder has delivered or made available to the Subsidiary and GRWW complete and accurate copies of all documents listed on the Disclosure Schedules delivered as a part this Agreement and all other information requested by the Subsidiary and (or) GRWW, pursuant to this Agreement.

4.2         No Other Representations and Warranties. Other than as set forth above in Section 4.1, neither the Company or the Company Shareholder make any other representation or warranties, express or implied, with respect to the Company or any of its assets, liabilities, or operations.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GRWW AND SUBSIDIARY

5.1          Joint and Several. The Subsidiary and GRWW jointly and severally represent and warrant to the Company Shareholder and to the Company that the following are true and complete as of the date of this Agreement and will be true and complete through the Closing, regardless of what investigations, if any, the Company Shareholder or the Company made prior to the date of this Agreement or prior to Closing:

(a)	Organization.

(i)            the Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

(ii)          GRWW is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona;

(iii)         GRWW owns all of the issued and outstanding capital stock of the Subsidiary; and

(iv)         neither the Subsidiary nor GRWW or their Affiliates have had any ownership interest in the Company prior to the consummation of the Merger.

(b)          Authority Relative to this Agreement. Both the Subsidiary and GRWW have full power and authority (corporate and otherwise) to execute, deliver, and perform this Agreement (including, without limitation, execution, delivery and performance of the Operative Documents to which each of them is a party) and to consummate the Transactions. The execution and delivery by the Subsidiary and GRWW of this Agreement and the Operative Documents, and the consummation of the Transactions, have been duly and validly authorized by the Subsidiary and GRWW and no other actions on the part of the Subsidiary and GRWW are necessary with respect thereto. This Agreement and the Operative Documents have been duly and validly executed and delivered by the Subsidiary and GRWW, and constitute the legal, valid, and binding obligations of the Subsidiary and GRWW, enforceable against them in accordance with their terms. The Subsidiary and GRWW will take all corporate action that is necessary for the Subsidiary and GRWW to complete the Transactions pursuant to this Agreement.

(c)           Consents and Approvals. Except as set forth in or otherwise required by this Agreement or the Operative Documents, the execution, delivery, and performance by GRWW and the Subsidiary of this Agreement and the consummation of the Transactions by them requires no consent, approval, order, or authorization of, action by or in respect of, or registration or filing with, any Governmental Body or other Person.

(d)          Continuity of Business Enterprise. It is the present intention of GRWW and the Subsidiary to continue at least one significant historic business line of the Company,

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or to use at least a significant portion of the Company’s business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(e)           No Brokers. Neither the Subsidiary nor GRWW have employed any broker, agent, or finder or incurred any Liability for any brokerage fees, commissions, or finders’ fees in connection with the Transactions.

(f)           No Violations. The execution, delivery, and performance of this Agreement and the Operative Documents by the Subsidiary and GRWW, the consummation by the Subsidiary and GRWW of the Transactions and compliance by the Subsidiary and GRWW with the provisions of this Agreement does not and will not (i) conflict with or result in any breach or violation of any provision of the Articles of Incorporation or Bylaws of the Subsidiary or GRWW, (ii) result in a default, or give rise to any right of termination, cancellation, or acceleration or loss under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease, or other instrument or obligation to which the Subsidiary or GRWW are a party or by which the Subsidiary or GRWW may be bound, (iii) result in the creation or imposition of any Lien on any of the property of the Subsidiary or GRWW, (iv) violate any Order, statute, rule, or regulation applicable to the Subsidiary or GRWW, or (v) violate any territorial restriction on GRWW or the Subsidiary or any non-competition or similar arrangement.

(g)           GRWW Common Stock. The GRWW Common Stock to be issued pursuant to the Merger will be, as of the Effective Date, duly authorized, validly issued, fully paid and non-assessable. GRWW and the Subsidiary have furnished or made available to the Company Shareholder a copy of (i) GRWW’s Annual Report on Form 10-KSB for the period ended December 31, 2006; (ii) Buyer’s Quarterly Report on Form 10-QSB for the period ended June 31, 2006; and (iii) all other reports filed by GRWW with the Securities and Exchange Commission (the “SEC”) under the Exchange Act since June 31, 2006 (collectively, the “SEC Reports”). The SEC Reports comply in all material respects with the applicable SEC rules and regulations relating thereto, and, as of the date of this Agreement, no additional filing or amendment to any previous SEC filing is required under such rules and regulations. The SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(h)          Filings with the SEC. GRWW and the Subsidiary have made all filings with the SEC that they have been required to make within the past year under the Securities Act and under the Exchange Act (collectively the “Public Reports”). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. GRWW and the Subsidiary have made available to the Company Shareholder copies of each Public Report, together will exhibits and schedules thereto and as amended, prior to Closing.

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5.2         No Other Representations and Warranties. Other than as set forth above in Section 5.1, neither GRWW or the Subsidiary make any other representation or warranties, express or implied, with respect to the Company or any of its assets, liabilities, or operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Conduct of the Company. After the date of this Agreement and prior to Closing, the Company Shareholder will cause the Company to conduct its operations according to its normal course of business to preserve its business organization, keep available the services of its employees and independent contractors, maintain satisfactory relationships with Governmental Bodies, suppliers, customers, and all others having business relationships with the Company and continue to service and maintain all of its respective assets in a manner consistent with past practices. All risk of loss arising out of the operations of the Company prior to Closing will be that of the Company Shareholder, and neither GRWW nor the Subsidiary will have any obligation or Liability in connection therewith.

6.2          Investigation of the Company. Prior to the Closing, the Company agrees to furnish GRWW and the Subsidiary and their employees, officers, agents, accountants, legal counsel, and other representatives with all financial, operating, and other data and information concerning the Company and commitments of the Company as the Subsidiary will from time to time reasonably request and will afford GRWW and the Subsidiary and their employees, officers, accountants, attorneys, agents, investment bankers, and other authorized representatives the opportunity, during normal business hours, to review such documents and its books and records and they will be given opportunity to ask questions of, and receive answers from, representatives of the Company with respect to such matters. Any confidential information disclosed by the Company Shareholder and (or) the Company to the Subsidiary and (or) GRWW will be subject to the non-disclosure obligations set forth in the non-disclosure agreement between the Company Shareholder, the Subsidiary, and GRWW with respect to the Transaction.

6.3          Agreement to Consummate. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use their best efforts to do all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the Transactions contemplated by the Operative Documents, including, but not limited to, the obtaining of all consents, authorizations, orders, and approvals of any Governmental Body required in connection therewith that is necessary or appropriate to permit the Transactions to be consummated. At any time after the Closing, if any further action is necessary, proper, or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each Party will take, or cause its proper officers to take, such action. Each of the Parties further agree that they will cooperate with the others after the consummation of the Transactions for the purpose of providing the Subsidiary with the information and access to information necessary to ensure the Subsidiary with a reasonably smooth transition into the ownership of the Company. No Party will take or cause to be taken any action that would cause the representations or warranties expressed in this Agreement to be untrue or incorrect at Closing.

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6.4          Approval of Third Parties. As soon as practicable after the execution of this Agreement, the Company Shareholder will use his best efforts to obtain all necessary approvals and consents of all third parties required on the part of the Company Shareholder for the consummation of the Transactions (the “Third Party Consents”). The Subsidiary and GRWW will reasonably cooperate with the Company Shareholder in securing any necessary consents from, or in making any filings with or giving any notice to any third parties necessary for the Company Shareholder to comply with this Section 6.4.

6.5          Notice. Each Party will promptly give written notice to the other upon becoming aware of the occurrence or failure to occur, or the impending or Threatened occurrence or failure to occur, of any event that would cause or constitute, any of their respective representations or warranties being or becoming untrue or incorrect.

6.6          Disclosure Schedules. The Company Shareholder will have delivered to the Subsidiary, prior to the date of this Agreement, the proposed final version of the Disclosure Schedules containing all of the disclosures, exhibits, and other information or items required by the various provisions of this Agreement.

6.7          Filings. The Parties will each make or cause to be made any filings and submissions under the laws of any jurisdiction, to the extent that such filings are necessary to consummate the transactions contemplated by this Agreement and will take all actions necessary to consummate the transactions contemplated by this Agreement in a manner consistent with the applicable laws of such jurisdiction. Each Party will furnish to the other Party such necessary information and reasonable assistance as such other Parties may request in connection with his/her/its preparation of necessary filings or submissions to any governmental entity.

6.8          Unregistered Securities; Restrictions. The Company Shareholder understands that the Promissory Note, the Warrants, and the GRWW Common Stock to be received by the Company Shareholder under this Agreement, the Promissory Note, and the Warrants have not, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and granted in reliance upon federal and state exemptions for transactions not involving any public offering. Accordingly, the Promissory Note, the Warrants, and the shares of GRWW Common Stock issued pursuant to this Agreement will be subject to a stop-transfer will bear the following legends:

(a)	Promissory Note Legend.

“THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR SUCH TRANSACTION COMPLIES WITH

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RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.”

(b)	Warrant Legend.

“NEITHER THE WARRANT REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.”

(c)	Stock Certificate Legend.

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.”

6.9          Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any Transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to Closing, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the defense or contest, make available its books and records as will be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless contesting or defending Party is entitled to indemnification therefor under Article X).

ARTICLE VII

TAXES

7.1          Company Tax Status. The Company has been a validly electing S corporation at all times during its existence and will be an S Corporation up to an including the day before Closing. At no time since its formation was the Company taxable as a C corporation under the

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Code. To the Best Knowledge of the Company and the Company Shareholder: (i) all Taxes that are due and payable by the Company, other than those presently payable without penalty or interest, have been timely paid; (ii) there is no Tax deficiency asserted against the Company; (iii) there are no Tax Liens upon any properties or assets of the Company nor has notice been given of any event which could lead to any such Lien; (iv) no Internal Revenue Service, state, or local audit, investigation or Proceeding of the Company is pending or Threatened; (v) all monies required for the payment of Taxes, other than federal income taxes, not yet due and payable with respect to the operations of the Company through and including Closing have been approved, reserved against, and entered upon the books and the Closing Balance Sheet; (vi) all monies required to be withheld by the Company from employees, independent contractors, or others, if any, or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by the Company to governmental agencies or set aside in accounts for such purpose have been approved, reserved against and entered upon the books and the Closing Balance Sheet.

7.2	Returns and Taxes.

(a)        Preparation and Filing of Returns. The Company and the Company Shareholders will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Shareholders for all periods ending on or prior to Closing that are filed or to be filed after Closing. The Company and the Company Shareholder will permit GRWW and the Subsidiary to review and comment on each Tax Return described in the preceding sentence prior to filing.

(b)          Responsibility For Federal Income Tax Liabilities Derived From The Operations Of The Company/Subsidiary. To the extent permitted by applicable law, the Company Shareholder shall include any income, gain, loss, deduction, or other tax item of the Company for all periods up to and including the day prior to Closing on their individual federal income tax returns in a manner consistent with the Schedule K-1s prepared for the Company and the Company Shareholder for such periods. The Company Shareholder will be solely responsible for the payment of any federal income tax liability that results from reporting such items of income, gain, loss, deduction, or other tax item of the Company on their individual federal income tax returns through the day prior to Closing. GRWW and the Subsidiary will be responsible for reporting all gain, loss, deduction, or other tax items of the Subsidiary incurred on the day of and after Closing.

(c)           Responsibility For Non-Federal Income Tax Liabilities Derived From The Operations Of The Company/Subsidiary. To the extent permitted by applicable law, GRWW and the Subsidiary agree to assume responsibility for, agree to be liable for, and agree to pay in full, all Taxes other than as set forth in Subsection (b), above, which result from the operation of the business of the Company, whether such Taxes relate to a period prior to Closing or a period after Closing. To the extent that the Company or Company Shareholder is held responsible or liable for any Taxes, other than as set forth in Subsection (b), above, which result from the operation of the business of the Company, whether such Taxes relate to a period prior to Closing or a period after closing, GRWW and

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the Subsidiary agree to jointly and severally indemnify the Company Shareholder for the full amount of any such Taxes and related penalties and (or) interest.

(d)          Coordination to Mitigate Taxes. GRWW, the Subsidiary, the Company, and the Company Shareholder each agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce, or eliminate any Taxes that could be imposed (including with respect to the transactions contemplated by this Agreement).

(e)           Tax Sharing Arrangements. The Company is not and has never been a party to or bound by a tax allocation or sharing agreement.

(f)           Coordination in Preparing Returns and In Tax Disputes. GRWW, the Subsidiary, the Company, and the Company Shareholder each will fully cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return, any audit, any litigation, and any other Proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees’ available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. GRWW, the Subsidiary, the Company, and the Company Shareholder each agree (i) to retain all books and records with respect to Taxes pertinent to the Company and the Company Shareholder relating to any taxable periods beginning before Closing until expiration of the statute of limitations (and, to the extent notified by GRWW and the Subsidiary, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authorities, (ii) to give the other Party reasonable notice prior to transferring, destroying, or discarding any such books and records and, if the other Party so requests, GRWW and the Subsidiary or the Company and the Company Shareholder, as the case may be, shall allow the other Party to take possession of such books and records; and (iii) to promptly give the other Party notice of any audit, investigation, litigation or other Proceeding instituted by any taxing authority against any other Party (such notice shall include all notices and other correspondence between the Party and the taxing authority).

7.3	Tax Treatment of the Merger.

(a)          Tax-Free Reorganization. GRWW, the Subsidiary, and the Company Shareholder each acknowledge and agree that the transactions contemplated by this Agreement are intended to constitute a tax-free reorganization under Code Section 368(a). Neither GRWW nor the Company Shareholder has any present intention of taking any acts which would jeopardize the tax-free treatment of this transaction, and will, among other things, take those actions necessary to effect the tax-free reorganization including those actions required by Treas. Reg. Section 1.368-3(a) (which includes the adoption of a Plan of Reorganization), including, without limitation, any present intention with respect to (i) the sale, transfer, or other disposition of any of the assets of the Subsidiary acquired pursuant to the Merger, other than in the ordinary course of business,

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(ii) the redemption or other acquisition, either directly or indirectly, of any of the GRWW Common Stock issued to the Company Shareholder pursuant to the Merger, or (iii) the payment of any extraordinary dividends with respect to any of the GRWW Common Stock issued to the Company Shareholder pursuant to the Merger.

(b)          No Code Section 338 Election. Neither GRWW, the Subsidiary, the Company, or the Company Shareholder, nor any of their Affiliates will make any election under Code Section 338 with respect to the Transactions contemplated by this Agreement.

(c)           Tax Disclosure Authorization. Notwithstanding in this Agreement to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms as used in Code Sections 6011 and 6112 and the Treasury Regulations thereunder) contemplated by this Agreement and all materials of any kind provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities law. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (v) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1          General Conditions. Consummation of the Transactions will be subject to the fulfillment at Closing of each of the following conditions:

(a)           No Injunction. To the Best Knowledge of GRWW, the Subsidiary, the Company, and the Company Shareholder, no court having jurisdiction will have issued an injunction preventing the consummation of the Transactions that will not have been stayed or dissolved prior to or on Closing.

(b)          Proceedings. All proceedings taken or to be taken in connection with the Transactions, and all documents incident thereto will be reasonably satisfactory in form and substance to the Parties and their counsel, and the Parties and their counsel will have received all such counterpart originals or certified or other copies of such documents as the Parties or their counsel may reasonably request.

8.2          Conditions to Closing in Favor of Company and Company Shareholder. Consummation of the Transactions will be subject to the fulfillment, to the satisfaction of the Company Shareholder, or their written waiver, at or before Closing, of each of the following conditions:

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(a)           Representations and Warranties of GRWW and Subsidiary. The representations, warranties, and statements of GRWW and the Subsidiary contained in this Agreement and the Operative Documents will be complete, true, and accurate as of the date of this Agreement and will also be complete, true, and accurate at and as of Closing, except for changes contemplated by this Agreement, as if made on the Closing; and GRWW and the Subsidiary will have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to Closing.

(b)          GRWW’s and Subsidiary’s Officers’ Certificate. GRWW and the Subsidiary will have delivered to the Company Shareholder separate Officers’ Certificates of both GRWW and the Subsidiary, dated as of Closing, certifying to (i) the due adoption by the respective Board of Directors of the resolutions approving the execution and delivery of this Agreement, and the consummation of the Transactions and (ii) the incumbency of the respective President, Secretary, and other officers of GRWW and the Subsidiary executing any of the Operative Documents.

(c)           Governmental Consents, Authorizations, Etc. All material consents, authorizations, orders, or approvals of, and filings or registrations with, and any permits, licenses, or other authorizations required by, any applicable Governmental Body that are required for, or in connection with, the execution and delivery of this Agreement by GRWW and the Subsidiary and the consummation by GRWW and the Subsidiary of the Transactions will have been obtained or made.

(d)          Closing Consideration. GRWW and the Subsidiary will have delivered to the Company Shareholder the Consideration required by Section 2.2, including the execution and delivery of the Promissory Note in the form attached to this Agreement as “Exhibit A.”

(e)           Warrant Agreement. GRWW and the Subsidiary will have executed and delivered to the Company Shareholder the Warrant Agreement in the form attached to this Agreement as “Exhibit B.”

(f)           Employment Agreements. GRWW, the Subsidiary, and USPGT will have executed and delivered to Gary M. DeSerrano and Kathy J. DeSerrano the various Employment Agreements in the forms attached to this Agreement as “Exhibit C.”

(g)           Litigation. There will be no effective Order of any nature (including any temporary restraining order) issued by a Governmental Body of competent jurisdiction restraining or prohibiting consummation or altering the terms of any of the Transactions, or actions seeking damages based upon the foregoing which the Company Shareholder reasonably deems material. Neither GRWW nor the Subsidiary will have become subject to any litigation, which, if adversely determined, could, in the opinion of the Company Shareholder, have a Material Adverse Effect on the Subsidiary or GRWW.

(h)          No Adverse Change. There will have occurred no adverse change (whether or not covered by insurance) in operations, assets, liabilities, properties, or financial

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condition of GRWW since the Memorandum of Agreement among GRWW, Gary M. DeSerrano, and Kathy J. DeSerrano, was executed on August 2, 2006.

(i)            Delivery of Documents/Acceptance of Disclosure Schedules. GRWW and the Subsidiary will have timely delivered any and all documents, instruments, schedules, and financial statements required under this Agreement to the Company Shareholder.

(j)           Company Shareholder’s Investigation. Any investigations by the Company Shareholder and his/her representatives in connection with the proposed Transactions will not have caused the Company Shareholder or his/her representatives to become aware of any facts or circumstances relating to the Subsidiary that in the sole discretion of the Company Shareholder makes it inadvisable for the Company Shareholder to proceed with the Transactions.

(k)          Approval. The Respective Boards of Directors of GRWW and the Subsidiary each will have approved this Agreement and the transactions contemplated by this Agreement.

(l)            Certificate of Authorities. The Subsidiary will have furnished to the Company Shareholder (i) certificates of the Secretary of State of the state in which the Subsidiary and GRWW are organized or incorporated, dated as of a date not more than fifteen (15) business days prior to the Closing, attesting to the incorporation and good standing of the Subsidiary and GRWW, (ii) a copy, certified by the Secretary of State of the state in which the Subsidiary and GRWW are organized or incorporated, as of a date not more than fifteen (15) business days prior to the Closing, of the Articles of Incorporation and all amendments thereto for the Subsidiary and GRWW, (iii) a copy, certified by the Secretary of the Subsidiary and GRWW, of the Bylaws of the Subsidiary, as amended and in effect as of Closing, and (iv) a copy, certified by the Secretary of the Subsidiary and GRWW, of resolutions duly adopted by the respective Boards of Directors of the Subsidiary and GRWW duly authorizing the transactions contemplated in this Agreement.

(m)         Certificate of Merger. The Company Shareholder will have received a copy of the fully executed Certificate of Merger that will be filed upon Closing with the State of Delaware in order to consummate the Merger.

(n)          Other Matters. GRWW and the Subsidiary will have delivered to the Company Shareholder, in form and substance reasonably satisfactory to counsel for the Company Shareholder, such certificates and other evidence as the Company Shareholder may reasonably request as to the satisfaction of the conditions contained in this Section 8.2.

8.3          Conditions to Closing in Favor of GRWW and Subsidiary. Consummation of the Transactions will be subject to the fulfillment, to the reasonable satisfaction of GRWW and the Subsidiary, or their written waiver, at or before Closing of the following conditions:

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(a)           Representations and Warranties of the Company and the Company Shareholder. The representations, warranties, and statements of the Company and the Company Shareholder contained in this Agreement and the Operative Documents will be complete and accurate as of the date of this Agreement and will also be complete and accurate at and as of Closing, except for changes contemplated by this Agreement, as if made at and as of Closing; and the Company Shareholder will have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to Closing.

(b)          Governmental Consents, Authorizations, Etc. All material consents, authorizations, orders, or approvals of, and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable Governmental Body that are required for or in connection with, the execution and delivery of this Agreement by the Company Shareholder and the Company and the consummation by the Company Shareholder and the Company of the Transactions will have been obtained or made.

(c)           Litigation. There will be no effective Order of any nature (including any temporary restraining order) issued by a Governmental Body of competent jurisdiction restraining or prohibiting consummation or altering the terms of any of the Transactions, or actions seeking damages based upon the foregoing which GRWW or the Subsidiary reasonably deems material. The Company will not have become subject to any litigation, which, if adversely determined, could, in the opinion of GRWW or the Subsidiary, have a Material Adverse Effect on the Company.

(d)          No Adverse Change. There will have occurred no adverse change (whether or not covered by insurance) in operations, assets, liabilities, properties or financial condition of the Company since the date of the Financial Statements.

(e)           Delivery of Documents/Acceptance of Disclosure Schedules. The Company Shareholder will have timely delivered any and all amendments and (or) supplements to the Disclosure Schedules and all other documents, instruments, schedules, and financial statements required under this Agreement to GRWW and the Subsidiary.

(f)           Subsidiary’s Investigation. The investigations by GRWW and the Subsidiary and their representatives in connection with the proposed Transactions will not have caused GRWW or the Subsidiary or their representatives to become aware of any facts or circumstances relating to the Company that make it inadvisable for GRWW and the Subsidiary to proceed with the Transactions.

(g)           Approval. The Company and the Company Shareholder each will have approved this Agreement and the transactions contemplated by this Agreement.

(h)          Certificate of Authorities. The Company Shareholder will have furnished to GRWW and the Subsidiary (i) certificates of the Secretary of State Texas and the Comptroller of Public Accounts of the State of Texas, dated as of a date not more than fifteen (15) business days prior to Closing, attesting to the incorporation and good standing

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of the Company, (ii) a copy, certified by the Secretary of State Texas, as of a date not more than fifteen (15) business days prior to the Closing, of the Articles of Incorporation and all amendments thereto for the Company, (iii) a copy, certified by the Secretary of the Company, of the Bylaws of the Company, as amended and in effect as of the Closing, and (iv) a copy, certified by the Secretary of the Company, of resolutions duly adopted by the Board of Directors of the Company duly authorizing the transactions contemplated in this Agreement.

(i)            Corporate Records and Books of Account. The respective corporate seals, articles of incorporation, bylaws, stock certificates, stock transfer ledgers, and corporate books and records of the Company, updated up to the Closing, will be delivered to the Subsidiary.

(j)            Bank Accounts. The Company Shareholder will have caused the Company to have revoked all existing authorities and all instructions to banks in respect of the operations of the bank accounts of the Company and new authorities and instructions will be given to such persons on such terms as GRWW and the Subsidiary may require.

(k)          Certificate of Merger. GRWW and the Subsidiary will have received a fully executed Certificate of Merger sufficient for filing with the State of Delaware in order to consummate the Merger.

(l)            Other Matters. The Company Shareholder will have delivered to GRWW and the Subsidiary such certificates and other evidence as the Subsidiary may reasonably request as to the satisfaction of the conditions contained in this Section 8.3.

ARTICLE IX

CLOSING AND TERMINATION

9.1          Closing. Subject to the right of GRWW, the Subsidiary, and (or) the Company Shareholder to terminate this Agreement pursuant to Section 9.2, below, the closing of the Transactions will, unless otherwise agreed to in writing by the Company Shareholder and the Subsidiary, take place via mailing and facsimile, with the Agreement and all of the Operative Documents being fully executed by all Parties no later than 6:00 p.m. Central Time on September 5, 2006 (the “Closing”). The Parties agree to extend the Closing to not later than September 30, 2006, by giving written notice thereof to the other by the date of Closing referred to in the preceding sentence. If the Closing period is extended, the term “Closing” as used in this Agreement will mean and refer to such Closing as extended.

9.2	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of the Subsidiary, GRWW, and the Company Shareholder;

(b)          by the Company Shareholder if any representation or warranty of GRWW and (or) the Subsidiary contained in this Agreement will have been breached in any respect,

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as to which notice will have been given to the breaching Party, and such breached will not have been cured or otherwise resolved to the reasonable satisfaction of the other Party on or before Closing;

(c)           by GRWW and (or) the Subsidiary if any representation or warranty of the Company and (or) the Company Shareholder contained in this Agreement will have been breached in any material respect, as to which notice will have been given to the breaching Party, and such breech will not have been cured or otherwise resolved to the reasonable satisfaction of the other Party on or before Closing;

(d)          by GRWW, the Subsidiary, the Company, or the Company Shareholder if any condition to the consummation of the Transactions contemplated under this Agreement that must be fulfilled has become impractical or impossible to be fulfilled;

(e)           by GRWW, the Subsidiary, the Company, or the Company Shareholder if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Transactions will have become final and non-appealable; or

(f)           by GRWW, the Subsidiary, the Company, or the Company Shareholder if the Closing has not occurred by September 30, 2006; provided, however, that such date may be extended by written agreement among the Parties and provided, further, that no Party will be permitted to terminate if such Party is in violation of this Agreement.

9.3          Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.2, this Agreement will become wholly void and have no further force and effect except as hereinafter provided; and there will be no Liability on the part of any Party to any other Party except as otherwise expressly provided in this Agreement.

9.4          Extension; Waiver. At any time prior to the Closing, any Party that is entitled to the benefits of this Agreement (with respect to any such corporate party, by action taken by its Board of Directors or a duly authorized officer), may (a) extend the time for the performance of any of the obligations or other acts of any of the other Parties, (b) in whole or in part, waive any inaccuracy in the representations and warranties of any of the other Parties contained in this Agreement or in any exhibit or schedule that is made part of this Agreement or in any document delivered pursuant to this Agreement, and (c) in whole or in part, waive compliance with any of the agreements of any of the other Parties or conditions contained in this Agreement. Any agreement on the part of any Party to any such extension or waiver will only be valid if same is set forth in an instrument in writing signed and delivered on behalf of such Party.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1        Survival of Representations and Warranties. All of the respective representations and warranties of the Company and (or) the Company Shareholder contained in this Agreement and the Operative Documents will survive the consummation of the Transactions contemplated in this Agreement and will continue in full force and effect after Closing for a period

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of eighteen (18) months from Closing at which time they will expire. All of the respective representations and warranties of GRWW and (or) the Subsidiary contained in this Agreement and the Operative Documents will survive the consummation of the Transaction contemplated in this Agreement and will continue in full force and effect after Closing for a period of eighteen (18) months.

10.2        Indemnification for Company and Company Shareholder’s Benefit. The Subsidiary and GRWW jointly and severally agree to indemnify and hold each Company Shareholder and the Company and his/her/its officers, directors, agents, attorneys, and accountants (“Company/Company Shareholder Indemnitees”) harmless from any and all damages, losses (which will include any diminution in value, liabilities, joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever, directly or indirectly resulting from, relating to or arising out of any breach or nonperformance (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of the Subsidiary or GRWW contained in this Agreement or any Operative Document which survives the Closing.

10.3        Indemnification for GRWW’s and Subsidiary’s Benefit. The Company and the Company Shareholder agree to jointly and severally indemnify and hold the Subsidiary, GRWW, and their officers, directors, agents, attorneys, and accountants (“GRWW/Subsidiary Indemnitees”) harmless from any and all damages, losses (which will include any diminution in value, liabilities, joint or several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants, and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever, directly or indirectly resulting from, relating to or arising out of any breach or nonperformance (partial or total) of or inaccuracy in any representation or warranty or covenant or agreement of the Company or the Company Shareholder contained in this Agreement or any Operative Document which survives Closing.

10.4        Indemnification Notice. If a GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee intends to exercise their right to indemnification provided in this Article X, such GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee will provide the Party or Parties from whom the indemnification will be sought (the “Indemnitor”) at least fifteen (15) days prior written notice (the “Indemnification Notice”) of such GRWW/Subsidiary Indemnitee’s or Company/Company Shareholder Indemnitee’s intention to do so and the facts or circumstances giving rise to the claim (“Indemnification Claim”). Nothing contained in this Agreement will preclude any GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee from taking any actions deemed reasonably necessary or appropriate in response to any third party claims during such interim period. An Indemnification Claim may, at the option of GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee, be asserted as soon as any situation, event or occurrence has been noticed by GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee regardless of whether actual harm has been suffered or out-of-pocket expenses incurred. During such fifteen (15)

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day period, the Indemnitor will be entitled to cure the defect or situation giving rise to the Indemnification Claim to the complete satisfaction of GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee. If the Indemnitor is unwilling or unable to cure, to the complete satisfaction and the Indemnitor, the defect or situation giving rise to the Indemnification Claim during such fifteen (15) day period, the Indemnitor will assume the defense of such claim at its sole expense through counsel reasonably satisfactory to the GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee; provided that (i) the Indemnitor will not permit any lien, encumbrance or other adverse charge upon any asset of any GRWW/Subsidiary Indemnitee; (ii) the Indemnitor will permit GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee to participate in such settlement or defense through counsel selected by such GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee at Indemnitor’s expense, and (iii) the Indemnitor will agree to promptly reimburse such GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee for the full amount of its liability to the third party claimant. If the Indemnitor will not have employed counsel reasonably satisfactory to the GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee to defend such claim or if such GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee will have reasonably concluded (with the written advice of counsel) that the position of such GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee and the Indemnitor may be in conflict (in which case the Indemnitor will not have the right to direct the defense of any such claim on behalf of such GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee), the GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee may defend against such claim or related legal proceeding with such counsel and in such manner as the GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee deems appropriate, and may consent to the settlement or compromise of, or consent to the entry of a judgment arising from, such claim or legal proceeding without the consent of the Indemnitor and the reasonable legal and other expenses incurred by such GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee will be borne by the Indemnitor. Notwithstanding the foregoing, each GRWW/Subsidiary Indemnitee or Company/Company Shareholder Indemnitee will have the right to pay or settle any such claim provided in such event it will waive its right to indemnity therefore by the Indemnitor.

10.5	Limitations of Liability.

(a)           No indemnitor will be required to indemnify any Indemnitee under this Article X until the aggregate amount of all such claims exceeds $10,000.00 (the “Threshold Amount”), and if such claims exceed the Threshold Amount, the indemnitee will be entitled to recover all of its losses, excluding the Threshold Amount.

(b)          The Company’s and the Company Shareholder’s liability under this Article X will be limited to losses or damages not exceeding in the aggregate the Consideration. The Company and the Company Shareholder will be able to satisfy any claim for indemnification in either cash or shares of GRWW Common Stock, at the discretion of the Company or the Company Shareholder, with such shares of GRWW Common Stock having a value per share equal to the average of the high and low sales prices for the GRWW Common Stock as reported on the OTCBB for the ten (10) business days

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preceding the date that the Subsidiary satisfies the claim out of the shares of GRWW Common Stock.

(c)          GRWW’s and (or) the Subsidiary’s liability under this Article will be limited to losses or damage not exceeding in the aggregate the Consideration and any claim by the Company Shareholder or the Company must be satisfied in cash.

(d)          If any damages suffered by an indemnitee for which a claim for indemnification is made under this Agreement will result in any insurance recovery, then the amount of such damages payable by the indemnitor will be limited, in addition to the other limitations set forth herein, to the excess over and above any insurance proceeds actually received. The indemnitee will exercise its business judgment, in good faith, to determine whether insurance coverage exists with respect to any damages otherwise payable by the Indemnitor hereunder and to the extent the indemnitee determines insurance coverage exists, the indemnitee will file a claim under any insurance policy with respect to such damages.

(e)           If any damages suffered by an indemnitee for which a claim for indemnification is made hereunder will result in a recovery from any third party, then the amount of such damages payable by the Indemnitor will be limited, in addition to the other limitations set forth herein, to the excess over and above any such proceeds actually received.

(f)           The Parties acknowledge and agree that the rights of indemnification provided for in this Article X will be the sole and exclusive remedy of the Parties for any claim or cause of action arising out of or relating to the negotiation, execution, delivery, performance, or breach of this Agreement (whether such claim or cause of action is based on breach of contract, misrepresentations, tort, violation of statute, or otherwise), other than claims for injunctive relief, where appropriate.

ARTICLE XII

GENERAL PROVISIONS AND OTHER AGREEMENTS

11.1        Notices. All notices and other communications under this Agreement will be in writing and will be deemed given if and when delivered personally or transmitted by facsimile (receipt confirmed) or mailed by registered or certified mail (return receipt requested) or sent by a recognized next business day courier to the following persons at the following addresses (or at such other address for a Party as will be specified by like notice):

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(a)	If to GRWW:

Greens Worldwide Incorporated
346 Woodland Church Road
Hertford, North Carolina 27944
Attn: R. Thomas Kidd, Chief Executor Officer
Facsimile: (252) 264-2068

with a copy to:

Williams Mullen

222 Central Park Avenue

Suite 1700

Virginia Beach, Virginia 23462

Attn: John M. Paris, Jr., Esq.

Facsimile: (757) 473-0395

(b)	If to the Subsidiary:

Players Tour Inc.

346 Woodland Church Road

Hertford, North Carolina 27944

Attn: R. Thomas Kidd, Chief Executive Officer

Facsimile: (252) 264-2068

with a copy to:

Williams Mullen

222 Central Park Avenue

Suite 1700

Virginia Beach, Virginia 23462

Attn: John M. Paris, Jr., Esq.

Facsimile: (757) 473-0395

Agreement and Plan of Merger and Reorganization - Page 30

(c)	If to the Company Shareholder or the Company:

Texas Sports Group, Inc.

1732 East Branch Hollow Drive

Carrollton, Texas 75007

Attn: Gary M. DeSerrano, President

Facsimile: (972) 395-8812

with a copy to:

Bell Nunnally & Martin LLP

3232 McKinney Avenue

Suite 1400

Dallas, Texas 75204

Attn: M. Seth Sosolik, Esq.

Facsimile: (214) 740-1499

11.2        Fees and Expenses. The Company Shareholder, the Company, GRWW, and the Subsidiary will each pay all of their own fees, costs, and expenses (including without limitation, those of accountants, appraisers, and attorneys) incurred in connection with or related to the preparation, negotiation, execution, delivery, satisfaction, compliance, and consummation of this Agreement and the Transactions contemplated this Agreement and the closing conditions under this Agreement. All of the Company Shareholder’s and the Company’s fees, costs, and expenses will be reflected as an accrued liability on the Closing Balance Sheet.

11.3        Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. Terms such as “herein,” “hereof,” “hereinafter” refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires. This Agreement and all of all documents executed and delivered pursuant to this Agreement have been drafted by all of the Parties to this Agreement and should not be construed against any of the Parties.

11.4        Counterparts. This Agreement may be executed by facsimile in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.5       Publicity. Prior to Closing, no Party will issue any press release or make any other public statement, in either case relating to or connected with or arising out of this Agreement or the matters contained in this Agreement, without obtaining the prior written approval of the other Parties to the contents and the manner of presentation and publication thereof.

11.6       Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision will be fully severable. This Agreement will be construed and enforced as if such

Agreement and Plan of Merger and Reorganization - Page 31

illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part hereof a provision as similar in terms, but in any event no more restrictive than, such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.7       Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

11.8       Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, or amplify the provisions of this Agreement.

11.9       Attorneys’ Fees. In the event that any Proceeding is commenced by any Party for the purpose of enforcing any provision of this Agreement, the Party to such Proceeding may receive as part of any award, judgment, decision, or other resolution of such Proceeding his/her/its costs and attorneys’ fees as determined by the person or body making such award, judgment, decision, or resolution. Should any claim under this Agreement be settled short of the commencement of any such Proceeding, the Parties in such settlement may mutually agree to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

11.10     Jurisdiction; Venue; Governing Law. Any judicial proceedings brought by or against any Party on any dispute arising out of this Agreement or any matter related to this Agreement will (a) be brought in the state courts of Dallas County, Texas, or the United States District Court for the Northern District of Texas, as applicable, and (b) will be governed in all respects, including validity, interpretation, and effect by the substantive laws of the State of Texas without regard to conflict of law provisions. By execution and delivery of this Agreement, each of the Parties accepts for himself/herself/itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts applying the laws of the State of Texas, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

11.11     Assignability. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party without the prior written consent of the other Parties to this Agreement.

11.12     Entirety. This Agreement and the documents executed and delivered pursuant to this Agreement, executed on the date of this Agreement or in connection this Agreement, contain the entire agreement among the Parties with respect to the matters addressed in this Agreement and supersede all prior representations, inducements, promises, or agreements, oral or otherwise (including the Memorandum of Agreement, dated August 2, 2006, by and among GRWW, Gary M. DeSerrano, and Kathy J. DeSerrano), which are not embodied in this Agreement or the documents executed and delivered pursuant to this Agreement.

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11.13     Amendment. This Agreement and the Exhibits and schedules may be amended by the Parties at any time prior to the Closing; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the Parties.

[Signature Page Follows]

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                IN WITNESS WHEREOF, the Parties have executed this Agreement or have caused this Agreement to be executed by their duly authorized officers.

SUBSIDIARY:

Players Tour Inc.,

a Delaware corporation

By:

R. Thomas Kidd, President

GRWW:

Greens Worldwide Incorporated,

an Arizona corporation

By:

R. Thomas Kidd, Chief Executive Officer

COMPANY:

Texas Sports Group, Inc.

d/b/a Tight Lies Tours,

a Texas corporation

By:

Gary M. DeSerrano, President

COMPANY SHAREHOLDER:

Gary M. DeSerrano

_______________________________________________

Kathy J. DeSerrano

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[NOTE -- EXHIBITS AND SCHEDULES HAVE BEEN OMITTED FROM THIS AGREEMENT AS FILED. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST A COPY OF SUCH EXHIBITS AND SCHEDULES.]